Exhibit 10.2

CHARLES & COLVARD, LTD.

LONG-TERM INCENTIVE PROGRAM

Adopted April 17, 2014

The Charles & Colvard, Ltd. Long-Term Incentive Program (the “Program”) is a compensatory program established pursuant to the Charles & Colvard, Ltd. 2008 Stock Incentive Plan (the “2008 Plan”). The Program is intended to guide the Compensation Committee (the “Committee”) of the Board of Directors of Charles & Colvard, Ltd. (the “Company”) in making annual long-term equity compensation awards to the Company’s executive officers and other Eligible Employees (as defined below) pursuant to the 2008 Plan.

The Program supersedes and replaces all prior long-term incentive plans or programs, including the Company’s Amended and Restated Corporate Incentive Plan (amended August 30, 2013) for all periods commencing on or after January 1, 2014.

Purpose and Objective

The Program is intended to further strengthen the Company’s pay for performance philosophy and more closely align the Eligible Employee’s long-term interests with the Company and its shareholders’ by granting Eligible Employees significant long-term equity compensation awards. In addition, the Program provides for a mixture of both performance-based and time-based vesting to permit the Committee to tie vesting of equity compensation awards under the 2008 Plan to the attainment of specific Performance Measures under the 2008 Plan while also encouraging the longer-term retention of Eligible Employees.

Targeted Annual Equity Compensation Award Levels

The Program serves as a guide to the Committee and executive officers with respect to permitting consistent grants of annual equity compensation awards pursuant to the 2008 Plan. Nothing in the Program, however, obligates the Committee to make annual equity compensation awards to executive officers or other Eligible Employees for a particular year.

The Committee has established the following targets for the value of equity compensation awards to be provided under the Program when calculated as a percentage of an officer’s Base Salary (as defined below):

Position	Targeted Award (as percentage of Base Salary)
Chief Executive Officer (CEO)	80%
Chief Financial Officer (CFO)	60%
Chief Operating Officer (COO)	60%
Presidents and Below	60%

For Eligible Employees below the President level, the Committee, in consultation with Company management, will reserve a pool of the Company’s Common Stock to be reserved for award of stock options pursuant to the 2008 Plan. The Committee will delegate to corporate officers authority to award stock options subject to certain award limits and subject to standard stock option award agreements under the 2008 Plan to Eligible Employees below the President level. The number of options granted to Eligible Employees below the President level may be determined by executive officers by using a percentage of an Eligible Employee’s Base Salary or by such other criteria as the executive officers in their discretion deem appropriate.

The Program provides the Committee discretion to make additional equity compensation awards above the targeted award level in recognition of extraordinary performance or, alternatively, reduce targeted award levels as circumstances warrant.

For purposes of the Program, the term “Base Salary” shall mean an Eligible Employee’s regular annualized base salary amount in effect as of the date the equity compensation award is granted, excluding any bonuses, commissions, reimbursements, equity compensation proceeds, deferred compensation payments, disability benefits, fringe benefits, cash-outs, or other similar compensatory amounts included in an Eligible Employee’s overall income.

Composition of Equity Compensation Awards

Awards to Executive Officers and Presidents

Equity compensation awards granted to officers at the President level and above shall include a mix of both Nonqualified Stock Options (“NSOs”) and Restricted Stock Awards pursuant to the 2008 Plan. The Committee anticipates annual equity compensation awards under the Program shall consist of seventy percent (70%) NSOs and thirty percent (30%) Restricted Stock Awards. All equity compensation awards under the Program shall be subject to three-year vesting schedules.

NSO Awards

NSOs granted to officers at the President level and above under the Program will include a mix of both performance-based and time-based vesting. The performance-based vesting component shall provide for one-third (1/3) vesting of the option provided the Company achieves certain minimum targeted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the fiscal year for which the NSO was granted. The EBITDA target for such purposes shall be established by the Committee, in consultation with Company management, at the beginning of the applicable fiscal year and may be the same as or different from EBITDA targets established under the Company’s Short-Term Incentive Plan or other Company bonus plans or programs.

One hundred percent (100%) of the EBITDA target must be achieved in order for an optionee to vest in the portion of the NSO subject to the EBITDA performance goal. If the EBITDA target is not achieved at the end of the fiscal year for which the NSO was granted, the entire NSO shall be immediately forfeited and the optionee shall have no further rights or interests in the NSO.

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If the EBITDA target for the fiscal year for which the NSO was granted is achieved, one-third (1/3) of the NSO award (rounded down to the nearest whole share, if applicable) shall vest on the first anniversary of the NSO grant date provided the optionee remains in continuous service with the Company through the NSO grant date. In addition, another one-third (1/3) of the NSO (rounded down to the nearest whole share, if applicable) shall vest on the second anniversary of the NSO grant date with the remaining portion of the NSO vesting in full on the third anniversary of the NSO grant date provided the optionee remains in continuous service with the Company through each vesting date.

Restricted Stock Awards

Restricted Stock Awards granted under the Program will also be subject to a three year vesting schedule with one-third (1/3) of the restricted shares (rounded down to the nearest whole share, if applicable) vesting on each of the first and second anniversaries of the award date and the remaining shares vesting in full on the third anniversary of the award date provided the recipient remains in continuous service with the Company through each vesting date.

Awards to Other Eligible Employees

Awards granted to Eligible Employees below the President level under the Program shall consist entirely of NSOs. The NSOs may include a mix of performance-based and time-based vesting or may be subject solely to time-based vesting as the Committee, in the Committee’s sole discretion, may provide. In all cases, however, NSOs awarded pursuant to the Program shall be subject to a three year or longer vesting schedule unless the Committee expressly approves awards subject to a shorter vesting schedule.

Committee Discretion in Making Awards and Administering the Program

The Committee may grant equity compensation awards at levels above or below the targeted award levels as the Committee, in the Committee’s sole discretion, deems appropriate. Executive officers who join the Company during a fiscal year may be eligible for equity compensation awards in conjunction with their hiring or may otherwise be eligible for equity compensation awards pursuant to the Program, including prorated awards, as the Committee shall determine.

Participants must remain in continuous service with the Company through the applicable vesting dates, including the first anniversary of the NSO grant date for NSOs subject to performance-based vesting, in order to receive the award.

The Committee shall have full and absolute discretion to adjust the threshold EBITDA target applicable to the portion of the NSO subject to performance-based vesting for one-time events, including accounting charges not forecasted, as approved by the Committee.

For NSOs granted to officers and above under the Program, the applicable EBITDA Performance Measure shall serve as a threshold requirement in order for the officers to have the potential to actually vest in any portion of the NSO by remaining in continuous service with the Company on each of the first three anniversaries of the NSO grant date.

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Eligible Employees

Each of the Company’s executive officers and the Company’s other officers employed at the President level or above as of the date this Program is adopted and as of the beginning of each of the Company’s subsequent fiscal years shall be eligible to participate in the Program and receive equity compensation awards granted by the Committee for that particular year. In addition, the Company’s management shall, no later than the first regularly scheduled meeting of the Committee coinciding with the Committee’s adoption of this Program and the first regularly scheduled meeting of the Committee in each subsequent fiscal year (the “Effective Date”), provide to the Committee the list of other Company employees selected to receive equity compensation awards pursuant to the Program (such employees along with the executive officers herein referred to as the “Eligible Employees”) for such fiscal year. Participation in the Program in any one year shall not guarantee the right to participate in any other year.

Any non-officer employee of the Company who commences employment with the Company after the Effective Date for a particular fiscal year may be designated an Eligible Employee for purposes of the Program for such fiscal year at the discretion of the Committee or executive officer delegated authority for granting equity compensation awards under the Program; provided, however, that any non-officer employee who commences employment during the fourth fiscal quarter of a year shall not be eligible to participate in the Program for said fiscal year unless the Committee expressly approves such participation.

Source of Equity Compensation Awards; Coordination with 2008 Plan

All awards granted pursuant to the Program shall be issued under and pursuant to the 2008 Plan. All terms, conditions, and requirements of the 2008 Plan are expressly incorporated into the Program by reference. All awards pursuant to the Program shall be evidenced by an appropriate Award Agreement in the form approved by the Committee for use under the 2008 Plan and each award hereunder shall be subject to the terms and conditions set forth in the applicable Award Agreement and the 2008 Plan. To the extent there is any conflict or ambiguity between the terms of this Program and the 2008 Plan or this Program and any Award Agreement granted pursuant to the 2008 Plan, the terms of the 2008 Plan or the applicable Award Agreement shall control.

Amendment and Termination of the Program

The Program may be amended or terminated at any time by the Committee or the Company’s Board of Directors. The Committee shall have unilateral authority to amend the Program and any award granted pursuant to the Program (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

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Withholding; Tax Matters

In accordance with the terms of the 2008 Plan and applicable Award Agreements thereunder, the Company shall withhold, or shall require the participant to pay the Company in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the participant. The Company makes no warranties or representations with respect to the tax consequences (including, but not limited to, income tax consequences) related to the transactions contemplated by this Program and the 2008 Plan. A participant should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to accept equity compensation awards under the Program and the consequences thereof. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.

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